Exhibit 5.1

               Form of Opinion of Kurzman Karelsen and Frank, LLP
                     (relating to the legality of the Units)

                          Kurzman Karelsen & Frank, LLP
                                 230 Park Avenue
                               New York, NY 10169



                                              _______________, 2001


Shaffer Asset Management, Inc.
General Partner of Shaffer Diversified Fund, L.P.
70 West Red Oak Lane
White Plains, NY  10604

                         Shaffer Diversified Fund, L.P.
                     Registration Statement on SEC Form S-1;
                             SEC File No. 333-46550

Dear Sirs:

     We have acted as special counsel to Shaffer Diversified Fund, L.P., a Delaware limited partnership (the "Fund"), in connection with preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-1 (the "Registration Statement") relating to the issuance and sale of a maximum of 25,000,000 units of limited partnership interest (the "Units") in the Fund.

     In connection therewith, we have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis of this opinion. For the purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts relevant to such opinions that were not independently established, we have relied upon information and representations given to us jointly and severally by the Fund and Shaffer Asset Management, Inc., a New York corporation and the general partner of the Fund (the "General Partner").

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     Based on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

          1. The Fund is a limited partnership duly organized, validly existing and in good standing as such under the Revised Uniform Limited Partnership Act of the State of Delaware (the "Act").

          2. Shaffer Asset Management, Inc., a New York corporation and the general partner of the Fund (the "General Partner") has taken all corporate action required to be taken by it to authorize the issuance and sale of Units to the Subscribers (as defined below) and to authorize the admission to the Fund of the limited partners of the Fund.

          3. Assuming (i) the due authorization, execution and delivery by each subscriber for Units (each, a "Subscriber; collectively, the "Subscribers") of the subscription agreement / power of attorney in substantially the form attached as Exhibit C to the Statement of Additional Information forming part of the Registration Statement (the "Statement of Additional Information"), (ii) the due acceptance by the General Partner of the admission to the Fund of the Subscribers as limited partners of the Fund,
     (iii) the payment by each Subscriber to the Fund of the full consideration due from it for the Units subscribed to by it, (iv) the due authorization, execution and delivery by all parties thereto of the Limited Partnership Agreement in substantially the form attached as Exhibit A to the Statement of Additional Information, (v) that the books and records of the Fund set forth all information required by the Limited Partnership Agreement and the Act, including all information with respect to all persons and entities to be admitted as partners and their contributions to the Fund, (vi) that the Subscribers, as limited partners of the Fund, do not participate in the control of the business of the Fund, and (vii) that the Units are offered and sold as described in the Registration Statement and the Limited Partnership Agreement, the Units to be issued to the Subscribers will be legally issued when sold and will represent valid limited partnership interests in the Fund, and subject to the qualifications set forth herein, will be fully paid and non-assessable limited partnership interests in the Fund.

     We express no opinion as to the application of the securities or blue sky laws of the various states (including the State of Delaware) to the sale of the Units.

     We are members of the Bar of the State of New York and we do not purport to be experts in, and do not opine with respect to, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.


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

     This opinion is solely for your benefit and may not be relied upon by any person or for any other purpose without the prior written consent of this firm. Without our prior written consent, you are not authorized to release or quote this letter, or any part thereof, to any third party, nor is it to be filed with any governmental agency or other person; notwithstanding the foregoing, we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the heading "Experts" in the Prospectus.

                                           Sincerely,




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